UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 9, 2008
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
          On December 9, 2008, Pride International, Inc. entered into a new unsecured revolving credit agreement with Citibank, N.A., as administrative agent, Natixis, as syndication agent, and a group of banks providing for availability of up to $300 million. The credit facility has an accordion feature that would, under certain circumstances, allow Pride to increase the availability under the facility to up to $600 million. Borrowings under the credit facility are available to make investments, acquisitions and capital expenditures, to repay and back-up commercial paper and for other general corporate purposes.
          Amounts drawn under the credit facility bear interest at variable rates based on LIBOR plus a margin or the alternative base rate. The interest rate margin applicable to LIBOR advances varies based on Pride’s credit rating. The credit facility matures in December 2011. As of the date of this report, there are no borrowings or letters of credit outstanding under the credit facility.
          The credit facility contains a number of covenants restricting, among other things, liens; indebtedness of Pride’s subsidiaries; mergers and dispositions of all or substantially all of Pride’s or certain of its subsidiaries’ assets; agreements limiting the ability of subsidiaries to make dividends, distributions or other payments to Pride or other subsidiaries; affiliate transactions; amendments or other modifications to the charter, bylaws or similar documents of Pride and its subsidiaries; hedging arrangements outside the ordinary course of business; and sale-leaseback transactions. The facility also requires Pride to maintain certain ratios with respect to earnings to interest expenses and debt to tangible capitalization. The facility contains customary events of default, including with respect to a change of control.
Item 1.02 Termination of a Material Definitive Agreement
          In connection with the closing under the revolving credit agreement described in Item 1.01 above, on December 9, 2008, Pride terminated its then-existing secured credit agreement, dated as of July 7, 2004 and as amended from time to time, among Pride Offshore, Inc., the guarantors named therein, the lenders party thereto, Calyon New York Branch and Natexis Banques Populaires, as issuing banks, Calyon and Natexis, as swingline lenders, Citicorp North America, Inc., as administrative agent, and Citibank, N.A., as collateral agent. The description of such credit agreement set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Available Credit Facilities” in Item 7 of Pride’s Annual Report on Form 10-K for the year ended December 31, 2007 is incorporated herein by reference. The termination of such credit agreement was a closing condition under the terms of the new revolving credit agreement. There were no termination penalties incurred by Pride in connection with the termination.
Item 9.01 Financial Statements and Exhibits
          (d) Exhibits

10.1	Revolving Credit Agreement, dated as of December 9, 2008, among Pride International, Inc., the lenders from time to time parties thereto, Citibank, N.A., as administrative agent for the lenders, Natixis, as syndication agent for the lenders, BNP Paribas, Bayerische Hypo-Und Vereinsbank AG and Wells Fargo Bank, N.A., as documentation agents for the lenders, and Citibank, N.A., as issuing bank of the letters of credit thereunder.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Steven D. Oldham
Steven D. Oldham
Vice President and Treasurer

Date: December 15, 2008

EXHIBIT INDEX

No.	Description

10.1	Revolving Credit Agreement, dated as of December 9, 2008, among Pride International, Inc., the lenders from time to time parties thereto, Citibank, N.A., as administrative agent for the lenders, Natixis, as syndication agent for the lenders, BNP Paribas, Bayerische Hypo-Und Vereinsbank AG and Wells Fargo Bank, N.A., as documentation agents for the lenders, and Citibank, N.A., as issuing bank of the letters of credit thereunder.

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